Exhibit 99.1

For Immediate Release

Investor Relations

Fitzhugh Taylor

(203) 682-8261

fitzhugh.taylor@icrinc.com

Media Relations

Liz Brady DiTrapano

(646) 277-1226

liz.brady@icrinc.com

Ignite Restaurant Group Announces Preliminary Second Quarter Financial 2013 Results

Houston, TX—(BUSINESS WIRE)—July 30, 2013—Ignite Restaurant Group (NASDAQ: IRG) today announced preliminary, unaudited financial results for the second quarter ended July 1, 2013.

The Company estimates total revenues increased 72% to $228.1 million for the second quarter of 2013 versus $132.9 million in the comparable 13 week period of 2012. This increase includes approximately $86.0 million attributable to the company’s Romano’s Macaroni Grill business, which was acquired on April 9, 2013. The Company estimates comparable restaurant sales for the Company’s legacy business increased 1.3% for the quarter, driven by a 0.7% increase at Joe’s Crab Shack and a 6.4% increase at Brick House Tavern + Tap. Comparable restaurant sales for Macaroni Grill decreased approximately 7.4% during the quarter.

The Company anticipates that diluted net loss per share for the second quarter 2013 will range between ($0.10) to ($0.12). Excluding certain costs, primarily related to acquisition related costs and specific labor related transition costs associated with the acquisition of Macaroni Grill of approximately $5.3 million pre-tax, adjusted net income per share (which is a non-GAAP financial measure) is expected to range between $0.02 and $0.04. Second quarter results were also negatively affected by an increase in marketing expenses of approximately $2 million and inefficiencies associated with our significant investment in labor, primarily related to our strategic efforts to stabilize and increase Macaroni Grill revenues. These expenses were undertaken to offset an approximate 600 basis point deterioration in the Macaroni Grill sales trends between the Company’s signing of a letter of intent and the closing of the acquisition.

Ray Blanchette, CEO of Ignite Restaurant Group, stated, “While we’re pleased with the sales improvement at Joe’s, reflecting positive comparable store sales for 18 out of the last 19 quarters, and the continued sales growth at Brick House, our second quarter operating results were significantly impacted by our decision to increase spending in the Macaroni Grill business to help drive immediate sales improvement. Returning the Mac Grill units to appropriate staffing levels along with an enhanced media buy to offset the negative sales trends required a greater initial spend than originally expected. We believe these investments have allowed us to improve sales trends, as evidenced by the sequential improvement in comparable sales from (11.5%) in March to (1.0%) in the first four weeks of the current third quarter. Our vision for the potential of the Macaroni Grill brand and its benefit to the Ignite business are unchanged, however, it will likely take longer to prove accretive to our earnings than originally anticipated. We are encouraged by the improving trends in the Macaroni Grill sales and determined to demonstrate further progress across the entire P&L over the next several quarters.”

Full financial results for the second quarter 2013 will be released after the market closes on August 7, 2013 with a conference call to follow at 5:00 PM Eastern Time. The conference call can be accessed live over the phone by dialing 888-271-8586 or for international callers by dialing 913-312-1469. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 8218938. The replay will be available until August 14, 2013. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

At the end of the second quarter Ignite Restaurant Group, Inc. owns and operates 134 Joe’s Crab Shacks, 186 Romano’s Macaroni Grills and 16 Brick House Tavern + Taps. Ignite also franchises five Romano’s Macaroni Grills in the United States and 19 units throughout the U.S. territories and foreign countries. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include our estimated results for the second quarter of 2013, our expected timing for releasing our second quarter 2013 financial results, our ability to transform the Macaroni Grill brand and drive sales growth, and our expectations for when Macaroni Grill will prove accretive to earnings.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 31, 2012 as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2013 (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise. Further, we have not yet completed closing procedures for the second quarter of 2013, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.